Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-281627 and 333-290076), Form S-3 (Nos. 333-282297 and 333-292695) and Form S-1 (No. 333-290587) of our report dated March 30, 2026, with respect to the consolidated financial statements of Glucotrack, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Costa Mesa, CA

March 30, 2026